Exhibit 99.1

FOR IMMEDIATE RELEASE

April 30, 2019

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports First Quarter 2019 Results and Announces Accelerated, Capital-Efficient Growth in the Permian Basin

DALLAS, April 30 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink or ENLC) reported financial results for the first quarter of 2019 and announced accelerated, capital-efficient growth plans in the Permian Basin. EnLink also updated and reaffirmed certain full-year 2019 company-level financial guidance measures.

First Quarter 2019 Highlights

•                  Reported a net loss solely due to a goodwill impairment resulting from the close of the corporate simplification transaction.  Excluding the goodwill impact, net income was in line with expectations.

•                  Delivered adjusted EBITDA, distributable cash flow, and distribution coverage results ahead of company and the Street expectations, driven by the company’s diversified midstream platform and execution of highly accretive growth projects. Adjusted EBITDA and distributable cash flow are non-GAAP measures and are explained in greater detail under “Non-GAAP Financial Information and Certain Definitions.”

•                  Accelerated growth plans in the Permian’s Delaware Basin with the planned construction of a new, 200 million cubic feet per day (MMcf/d) natural gas processing plant in response to increased production estimates by a key producer customer.

•                  Signed two new commercial contracts for onloading natural gas processing volumes in the Permian’s Midland Basin, which support the expansion of EnLink’s Riptide facility by 65 MMcf/d, at a growth capital expenditure estimate of approximately $8 million.

•                  Placed Cajun-Sibon III natural gas liquids (NGL) pipeline expansion and Lobo III natural gas processing plant expansion into service, in line with expectations.

•                  Maintained estimated overall net company growth capital expenditures guidance in the range announced on February 19, 2019.

•                  Declared a quarterly cash distribution of $0.279 per unit on all outstanding common units, which represents approximately 6% growth from the prior quarter on an annualized basis.

“EnLink continues to execute well on our long-term strategic plan, and we are very pleased with the strong, diversified cash flows generated by our differentiated midstream platform,” said Michael J. Garberding, EnLink President and Chief Executive Officer. “We continue to grow our strategic asset positions by putting highly efficient capital to work. Our long-term growth outlook remains robust, with an exciting runway of high-return projects to bring on line, and we remain committed to creating and returning value to our stakeholders with a focus on capital allocation.”

First Quarter 2019 Financial Results

•                  Reported a net loss of $176 million, which included the recognition of a $187 million non-cash charge related to goodwill that was created at the formation of EnLink in 2014. This non-cash charge occurred because of the simplification transaction that closed on January 25, 2019.

•                  Achieved adjusted EBITDA net to ENLC of $268 million, which exceeded company and the Street expectations.

•                  Reported net cash provided by operating activities of $264 million.

•                  Achieved distributable cash flow of $185 million, which exceeded company and the Street expectations.

•                  Distribution coverage was 1.35x, which exceeded company and the Street expectations.

•                  Debt-to-adjusted EBITDA, as calculated under the terms of EnLink’s credit facility, was 3.7x, in line with company expectations.

•                  Growth capital expenditures, net to EnLink, were approximately $220 million, which was consistent with company expectations, as most major capital projects will be operational during the first half of the year.

•                  As of April 25, 2019, ENLC had 487,170,379 common units outstanding.

Accelerated Growth in the Permian Basin and Related Asset Expansions

•                  EnLink continues to have success with building scale in the Delaware Basin and is accelerating expectations for natural gas gathering and processing volume growth as a result of the company’s longstanding relationship in the region with XTO, a subsidiary of Exxon Mobil. XTO is one of the most active operators in the Permian Basin, and its recent production estimates were significantly upgraded. EnLink now forecasts that its Lobo natural gas processing complex will near full utilization sooner than expected, with the need for additional capacity during 2020. EnLink plans to construct a new, 200 MMcf/d natural gas processing plant in the Delaware Basin, which is expected to be operational during 2020, to support XTO’s incremental growth.

•                  This project will be included in EnLink’s Delaware Basin Joint Venture, of which EnLink owns a 50.1% interest. The project is forecasted to have an adjusted EBITDA return multiple in the 5-to-6 times range. Growth capital expenditures, net to EnLink, related to the plant expansion and related infrastructure are expected to be approximately $120 million, with approximately $60 million forecasted to be spent during 2019.

•                  EnLink recently signed two contracts in the Midland Basin to onload additional natural gas processing volumes, commencing in the second quarter of 2019. These contracts underpin EnLink’s low-cost expansion of its Riptide facility in the Midland Basin, which is expected to be operational during the fourth quarter of 2019. Riptide’s current processing capacity of 100 MMcf/d will be expanded by 65 MMcf/d, for a total processing capacity of 165 MMcf/d once the expansion is complete. The growth capital expenditures associated with the expansion are expected to be approximately $8 million, with a highly accretive project adjusted EBITDA multiple forecasted to be in the 1-to-2 times range.

Full-Year 2019 Financial and Operational Guidance Update

•                  EnLink reaffirms company-level financial 2019 guidance ranges presented in materials released on February 19, 2019, with an adjustment to reflect the impact of a non-cash goodwill charge associated with the recently closed corporate simplification transaction.

•                  Net income is projected to range from $18 million to $28 million for full-year 2019, revised downward from the previous guidance range of $205 million to $215 million because of the recognition of a non-cash charge during the three months ended March 31, 2019, related to goodwill that was created at the formation of EnLink in 2014. This non-cash charge occurred because of the simplification transaction, which closed on January 25, 2019. Excluding the non-cash charge impact, net income expectations would be consistent with original guidance.

•                  Growth capital expenditures, net to EnLink, continue to be projected to range from $565 million to $725 million. EnLink expects the net incremental growth capital expenditures in the Permian Basin related to new project announcements to be primarily offset by reduced growth capital expenditures in other segments.

First Quarter 2019 Segment Updates

Oklahoma:

•                  EnLink’s Oklahoma segment reported strong growth in segment profit year over year. Segment profit for the first quarter of 2019, as compared to the first quarter of 2018, increased by approximately 15%. All segment information for the first quarter of 2018 has been recast to conform to the presentation of the four operating segments, which became effective on January 1, 2019.

•                  The Oklahoma segment also experienced natural gas volume growth year over year, with the first quarter of 2019 gas gathering, transportation, and processing volumes increasing over 15% from the first quarter of 2018.

•                  Growth in average natural gas gathering, transportation, and processing volumes for 2019 full-year as compared to 2018 full-year actual results is forecasted to be in the range of 10% to 15%. A few of EnLink’s key producer customers continue to transition and evolve their drilling and completion strategies, which has led EnLink to revise near-term volume growth expectations. EnLink remains confident in the STACK’s position as a top tier growth play and the long-term growth profile of EnLink’s leading asset platform in the basin.

•                  Crude gathering volumes in the first quarter of 2019 also increased significantly year over year, over 200% from the first quarter 2018, due to the ramping of the company’s crude gathering business in the STACK.

•                  Construction of EnLink’s previously announced Thunderbird processing plant is progressing well and remains on track to be operational during the second quarter of 2019. Once operational, Thunderbird will increase EnLink’s gas processing capacity in Central Oklahoma by 200 MMcf/d, bringing EnLink’s total gas processing capacity in the region to over 1.2 billion cubic feet per day. EnLink’s ongoing development in Central Oklahoma reinforces its position as one of the largest and most cost-efficient providers of natural gas processing in the STACK. EnLink continues to work closely with its producer customers as they continue to transition towards full field development of their acreage in the STACK.

Permian Basin:

•                  EnLink’s Permian Basin segment reported strong segment profit growth during the first quarter of 2019, as compared to the first quarter of 2018, with segment profit increasing more than 100% year over year.

•                  Natural gas volume activity also experienced solid growth during the first quarter of 2019, as compared to the first quarter of 2018, with average gathering, transportation, and processing volumes increasing more than 50% year over year.

•                  Average crude gathering volumes continued to increase during the first quarter of 2019, as compared to the first quarter of 2018, with approximately 37% growth experienced year over year.

Louisiana:

•                  Segment profit contribution from the Louisiana segment for the first quarter of 2019, as compared to the first quarter of 2018, was solid, as volume activity strengthened in most areas of operations.

•                  The integrated NGL network continues to benefit from strong liquids output related to EnLink’s growing STACK and Permian operations. Average NGL volumes on EnLink’s system increased by approximately 10% in the first quarter of 2019, as compared to the first quarter of 2018.

•                  Cajun-Sibon III went into service during the second quarter of 2019, expanding EnLink’s ability to transport liquids from the Mont Belvieu NGL hub region to EnLink’s fractionation facilities in Louisiana. Cajun-Sibon III expands EnLink’s NGL transport capacity to approximately 185,000 barrels per day. The expansion is expected to generate an average annual adjusted EBITDA multiple of 2 to 3 times, with growth capital expenditures totaling approximately $50 million.

•                  EnLink experienced solid natural gas volume activity on its Louisiana system during the first quarter of 2019, as compared to the first quarter of 2018, with natural gas processing volumes increasing by approximately 6% due to incremental opportunity processing events. Natural gas gathering and transportation volumes were down by approximately 7% during the first quarter of 2019, as compared to the first quarter of 2018, which was in line with expectations.

•                  Average crude volumes handled in EnLink’s Ohio River Valley operations increased during the first quarter of 2019, as compared to the first quarter of 2018, by approximately 25%, due to improved producer activity in the region.

North Texas:

•                  Segment profit declined by approximately 16% for the first quarter of 2019, as compared to the first quarter of 2018, in line with company expectations, because of the expiration of minimum volume commitments with Devon Energy Corp. on December 31, 2018.

•                  Average natural gas volume decline for the first quarter of 2019, as compared to the first quarter of 2018, was between 3% and 5% for gathering, transportation, and processing volumes.

First Quarter 2019 Earnings Call Details

ENLC will hold a conference call to discuss first quarter 2019 results on Wednesday, May 1, at 8 a.m. Central Time (9 a.m. Eastern Time). The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10129646 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors’ page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream reliably operates a differentiated midstream platform that is built for long-term, sustainable value creation. EnLink’s best-in-class services span the midstream value chain, providing natural gas, crude oil, condensate, and NGL capabilities. Our purposely built, integrated asset platforms are in premier production basins and core demand centers, including the Permian Basin, Oklahoma, North Texas, and the Gulf Coast. EnLink’s strong financial foundation and commitment to execution excellence drive competitive returns and value for our employees, customers, and investors. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC). Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information and Other Definitions

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA, and distributable cash flow available to common unitholders (distributable cash flow). We define adjusted EBITDA as net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization expense, impairments, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, (gain) loss on extinguishment of debt, successful transaction costs (if any), accretion expense associated with asset retirement obligations, non-cash rent, and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest, income (loss) from unconsolidated affiliate investments and non-cash revenue from contract restructuring. We define distributable cash flow as adjusted EBITDA (defined above, net to ENLC), less interest expense, interest rate swaps, current income taxes and other non-distributable cash flows, accrued cash distributions on EnLink Midstream Partners, LP’s (ENLK) Series B Cumulative Convertible Preferred Units (the “ENLK Series B Preferred Units”) and ENLK’s Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “ENLK Series C Preferred Units”) paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

Distribution coverage is calculated by dividing distributable cash flow by distributions declared to common unitholders.

Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures generally include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in our short-term incentive program for compensating employees.

Segment profit (loss) is defined as operating income (loss) plus general and administrative expenses, depreciation and amortization, (gain) loss on disposition of assets, impairments, and (gain) loss on litigation settlement. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2018, and, when available, “Item 1. Financial Statements - Note 14-Segment Information” in ENLC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, for further information about segment profit (loss).

Adjusted EBITDA and distributable cash flow, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” and “expect” and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, when additional capacity will be operational, timing for completion of construction or expansion projects, expected financial and operational results associated with certain projects or growth capital expenditures, future operational results of our customers, results in certain basins, future rig count information, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to favor GIP’s own interests to the detriment of the unitholders, (b) GIP’s ability to compete with us and the fact that it is not required to offer us the opportunity to acquire additional assets or businesses, (c) a default under GIP’s credit facility could result in a change in control of us, could adversely affect the price of our common units, and could result in a default under our credit facility, (d) the dependence on Devon for a substantial portion of the natural gas and crude that we gather, process, and transport, (e) developments that materially and adversely affect Devon or other customers, (f) adverse developments in the midstream business may reduce our ability to make distributions, (g) continually competing for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (h) decreases in the volumes that we gather, process, fractionate, or transport, (i) construction risks in our major development projects, (j) our ability to receive or renew required permits and other approvals, (k) changes in the availability and cost of capital, including as a result of a change in our credit rating, (l) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (m) impairments to goodwill, long-lived assets and equity method investments, and (n) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require growth capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Total revenues	$1,779.2	$1,761.7
Cost of sales	1,363.4	1,381.5
Gross operating margin	415.8	380.2
Operating costs and expenses, excluding cost of sales:
Operating expenses	114.5	109.2
General and administrative	51.4	27.5
Loss on disposition of assets	—	0.1
Depreciation and amortization	152.1	138.1
Impairments	186.5	—
Total operating costs and expenses, excluding cost of sales	504.5	274.9
Operating income (loss)	(88.7)	105.3
Other income (expense):
Interest expense, net of interest income	(49.6)	(44.5)
Income from unconsolidated affiliates	5.3	3.0
Other income	—	0.3
Total other expense	(44.3)	(41.2)
Income (loss) before non-controlling interest and income taxes	(133.0)	64.1
Income tax provision	(1.8)	(7.0)
Net income (loss)	(134.8)	57.1
Net income attributable to non-controlling interest	41.5	44.7
Net income (loss) attributable to ENLC	$(176.3)	$12.4
Net income (loss) attributable to ENLC per unit:
Basic common unit	$(0.45)	$0.07
Diluted common unit	$(0.45)	$0.07

EnLink Midstream, LLC

Reconciliation of Net Income to Adjusted EBITDA

(All amounts in millions except ratios and per unit amounts) (Unaudited)

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$(134.8)	$57.1
Interest expense, net of interest income	49.6	44.5
Depreciation and amortization	152.1	138.1
Impairments	186.5	—
Income from unconsolidated affiliates	(5.3)	(3.0)
Distributions from unconsolidated affiliates	2.5	6.0
Loss on disposition of assets	—	0.1
Unit-based compensation	11.1	5.1
Income tax provision	1.8	7.0
Loss on non-cash derivatives	2.0	3.5
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.5)	(4.5)
Transaction costs (1)	13.5	—
Other (2)	0.3	1.0
Adjusted EBITDA before non-controlling interest	274.8	254.9
Non-controlling interest share of adjusted EBITDA from joint ventures (3)	(6.6)	(3.6)
Adjusted EBITDA, net to ENLC	$268.2	$251.3

(1)         Costs incurred related to the acquisition of all outstanding publicly held ENLK common units.

(2)         Includes accretion expense associated with asset retirement obligations and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(3)         Non-controlling interest share of adjusted EBITDA includes NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

EnLink Midstream, LLC

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

Three Months Ended March 31,
2019
Net cash provided by operating activities	$264.0
Interest expense (1)	49.5
Current income tax expense	1.0
Transaction costs (2)	13.5
Other (3)	(1.5)
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories and other	(97.4)
Accounts payable, accrued product purchases, and other accrued liabilities (4)	45.7
Adjusted EBITDA before non-controlling interest	274.8
Non-controlling interest share of adjusted EBITDA from joint ventures (5)	(6.6)
Adjusted EBITDA, net to ENLC	268.2
Interest expense, net of interest income	(49.6)
Current taxes and other	(2.5)
Maintenance capital expenditures, net to ENLC (6)	(8.5)
ENLK preferred unit accrued cash distributions (7)	(22.7)
Distributable cash flow	$184.9

Actual declared distribution to common unitholders	$137.3
Distribution coverage	1.35	x
Distributions declared per limited partner unit	$0.279

(1)         Net of amortization of debt issuance costs and discount and premium, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.

(2)         Costs incurred related to the acquisition of all outstanding publicly held ENLK common units.

(3)         Includes accruals for settled commodity swap transactions.

(4)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(5)         Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV, and other minor non-controlling interests.

(6)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)         Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLK Series C Preferred Units of $16.7 million and $6.0 million, respectively, for the three months ended March 31, 2019. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLK Series C Preferred Units are not available to common unitholders.

Distributable cash flow is not presented for the three months ended March 31, 2018 because distributable cash flow was not used as a supplemental liquidity measure by ENLC during 2018. ENLC began using distributable cash flow as a supplemental liquidity measure in 2019 as a result of the simplification of our corporate structure in the simplification transaction.

EnLink Midstream, LLC

Operating Data

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	657,500	424,000
Processing (MMBtu/d)	712,000	442,000
Crude Oil Handling (Bbls/d)	147,400	107,900
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,683,100	1,766,800
Processing (MMBtu/d)	729,800	752,100
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,244,400	1,047,900
Processing (MMBtu/d)	1,231,600	1,069,400
Crude Oil Handling (Bbls/d)	29,200	8,200
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,070,500	2,222,900
Processing (MMBtu/d)	468,000	441,900
Crude Oil Handling (Bbls/d)	15,000	11,500
NGL Fractionation (Gals/d)	6,973,800	6,343,500
Brine Disposal (Bbls/d)	3,500	2,800

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income to Full-Year Adjusted EBITDA Guidance (1)

(All amounts in millions)

(Unaudited)

	2019 Outlook
	Low	Midpoint	High
Net income of EnLink Midstream, LLC (2)	$18	$23	$28
Interest expense, net of interest income	211	212	213
Depreciation and amortization	594	624	654
Impairments	187	187	187
Income from unconsolidated affiliate investments	(15)	(16)	(17)
Distributions from unconsolidated affiliate investments	14	15	16
Unit-based compensation	44	46	49
Income taxes	57	65	73
Payments under onerous performance obligation offset to other current and long-term liabilities	(10)	(10)	(10)
Cash receipts from contract restructuring (3)	17	17	17
Other (4)	(1)	(1)	(1)
Adjusted EBITDA before non-controlling interest	1,116	1,162	1,209
Non-controlling interest share of adjusted EBITDA from joint ventures (5)	(31)	(32)	(34)
Adjusted EBITDA, net to EnLink Midstream, LLC	1,085	1,130	1,175
Interest expense, net of interest income	(211)	(212)	(213)
Current taxes and other	(12)	(11)	(10)
Maintenance capital expenditures (6)	(40)	(50)	(60)
Preferred unit accrued distributions (7)	(92)	(92)	(92)
Distributable cash flow	$730	$765	$800

(1)         Represents the forward-looking net income guidance for the year ended December 31, 2019 adjusted to include $187 million of non-cash impairment recognized in the first quarter of 2019. The forward-looking net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense (other than the $187 million impairment recognized in the first quarter of 2019), gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

EnLink does not provide a reconciliation of forward-looking net cash provided by operating activities to adjusted EBITDA because the company is unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year.  Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the company’s control.

(2)         Net income includes estimated net income attributable to (i) NGP’s 49.9% share of net income from the Delaware Basin JV, (ii) Marathon Petroleum Corp.’s 50% share of net income from the Ascension JV., and (iii) other minor non-controlling interests.

(3)         Cash receipts from contract restructuring represents the amount due during 2019 under our secured loan receivable assumed with the gathering and processing contract restructured in May 2018.

(4)         Includes (i) estimated accretion expense associated with asset retirement obligations and (ii) estimated non-cash rent, which relates to lease incentives pro-rated over the lease term.

(5)         Non-controlling interest share of adjusted EBITDA includes estimates for (i) NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, (ii) Marathon’s 50% share of adjusted EBITDA from the Ascension JV and (iii) other minor non-controlling interests.

(6)         Excludes maintenance capital expenditures that are contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(7)         Represents the cash distributions earned by the ENLK Series B Preferred Units and ENLC Series C Preferred Units. Cash distributions to be paid to holders of the ENLK Series B Preferred Units and ENLC Series C Preferred Units are not available to common unitholders.